Exhibit 5.1

MEITAR

MEITAR | LAW OFFICES

16 Abba Hillel Silver Road, Ramat Gan, 5250608, Israel
Tel. + 972 3 6103100 Fax. + 972 3 6103111 www.meitar.com

August 23, 2024
Evogene Ltd.
13 Gad Feinstein Street, Park Rehovot, Rehovot
P.O. Box 4173, Ness Ziona, 7414002, Israel

Re: Evogene Ltd.

Ladies and Gentlemen:

We are acting as Israeli counsel for Evogene Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the issuance and sale by the Company  to the investor, in a direct-registered offering (the “Offering”), of the following securities: (i) up to 265,000 ordinary shares, par value NIS 0.20 per share (“Ordinary Shares”) (the “Sold Shares”); and (ii) pre-paid warrants (the “Pre-Paid Warrants”) to purchase up to 1,427,308  Ordinary Shares (the “Pre-Paid Warrant Shares”, and together with the Sold Shares, the “Shares”) at a nominal exercise price of $0.001 per share. Pursuant to the Offering, investor will purchase Sold Shares together with Pre-Paid Warrants, at an effective purchase price per Sold Share or Pre-Paid Warrant Share (including the nominal $0.0001 exercise price in the case of the Pre-Paid Warrant Shares) of $3.25.

This opinion letter is rendered pursuant to Items 601(b)(5) and (b)(23) of Regulation S-K promulgated under the Securities Act.

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the shelf registration statement on Form F-3 (File No. 333- 277565) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on March 1, 2024; (ii) a draft copy of the prospectus supplement, dated August 23, 2024 in respect of the Offering; (iii) a copy of the form of Securities Purchase Agreement in respect of the Offering, by and between the Company and the purchaser listed on the signature pages thereto; (iv) copies of the form of Pre-Paid Warrant; (v) a copy of the amended and restated articles of association of the Company, as currently in effect (the “Articles”); (vi) resolutions of the board of directors of the Company (the “Board”) and its committees which relate to the Registration Statement and other actions to be taken in connection with the Offering; and (vi) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents.

As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that (i) in the case of the Sold Shares, when such Shares are issued and sold in the Offering as described in the Prospectus Supplement, and (ii) in the case of the Pre-Paid Warrant Shares, when the Pre-Paid Warrants are sold in the Offering and the exercise price thereunder is paid in accordance with the terms thereof and the underlying Pre-Paid Warrant Shares are issued, then, in each such case, the Shares will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement (as an exhibit to a Report of Foreign Private Issuer on Form 6-K that is incorporated by reference in the Registration Statement) and to the reference to our firm appearing under the captions “Legal Matters” and “Enforcement of Civil Liabilities” in the Prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date of the Prospectus that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar Law Offices
Meitar Law Offices